                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made this January ___, 2005, by and between New Media Lottery Services, Inc., a
Virginia corporation (the "Company") and New Media Lottery Services, Inc., a
Delaware corporation ("New Media-Delaware"). The Company and New Media-Delaware
are hereinafter sometimes collectively referred to as the "Constituent
Corporations."

                                 R E C I T A L S

         A. The Company was incorporated under the laws of the Commonwealth of
Virginia on July 27, 2004. Its authorized capital stock consists of 50,000,000 shares of Common Stock, with a par value of $0.001 per share ("Company Common
Stock"), of which 11,167,143 shares are issued and outstanding. At the annual meeting of shareholders of the Company held on October 25, 2004, holders of a majority of the outstanding shares voted in favor of amending the Company's
Articles of Incorporation to add a class of "blank-check" preferred stock consisting of 5,000,000 shares, par value $.001 per share ("Company Preferred
Stock"), but the Company did not file an amendment to affect the authorization of the Company Preferred Stock.

         B. New Media-Delaware was incorporated under the laws of the State of
Delaware on December 14, 2004 with authorized capitalization of 50,000,000 shares of Common Stock, par value of $0.001 per share ("New Media-Delaware
Common Stock"), of which 1,000 shares are issued and outstanding and owned by the Company and 5,000,000 shares of preferred stock, par value $.001 per share
("New Media-Delaware Preferred Stock"), none of which are have been issued.

         C. The respective Boards of Directors of the Company and New
Media-Delaware deem it advisable and to the advantage of each of the Constituent
Corporations that the Company merge with and into New Media-Delaware (the
"Merger") upon the terms and subject to the conditions set forth in this Merger
Agreement for the purpose of effecting a change of domicile the Company from
Virginia to Delaware.

         D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement and have directed that that the Merger Agreement be submitted to the shareholders of the Company for approval pursuant to the laws of the Commonwealth of Virginia.

         NOW, THEREFORE, the parties do hereby adopt the merger and plan of reorganization set forth in this Merger Agreement and do hereby agree that the
Company shall merge with and into New Media-Delaware on the following terms, conditions and other provisions:

1) MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), the
Company, the parent, shall be merged with and into New Media, the subsidiary,
(the "Merger"), and New Media-Delaware shall be the surviving corporation of the
Merger (the "Surviving Corporation").

The Merger shall become effective upon the close of business on the date when a duly executed copy of Articles of Merger, this Merger Agreement, and all other required certificates, is filed with each of the Secretary of States of the
Commonwealth of Virginia and the State of Delaware (the "Effective Time").

2) EFFECT OF MERGER. At the Effective Time, the separate corporate existence of the Company shall cease; the corporate identity, existence, powers, rights and immunities of New Media- Delaware as the Surviving Corporation shall continue unimpaired by the Merger; and New Media-Delaware shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of the Company, all without further act or deed. The Certificate of Incorporation of the Surviving Corporation shall be the
Certificate of Incorporation.

3) GOVERNING DOCUMENTS. At the Effective Time, the Certificate of Incorporation
of New Media-Delaware in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the
By-laws of New Media-Delaware in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation. These documents are annexed hereto as Exhibits A and B, respectively.

4) DIRECTORS, OFFICERS AND COMMITTEES OF THE BOARD. At the Effective Time, the
directors, officers and committee members of New Media-Delaware shall be and become the directors, officers and committee members (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Certificate of Incorporation and By-laws of the
Surviving Corporation.

5) CONVERSION OF SHARES OF THE COMPANY. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of the Company Common Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of
New Media-Delaware Common Stock.

6) CANCELLATION OF SHARES OF NMLS. At the Effective Time, all of the previously issued and outstanding shares of New Media-Delaware Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

7) STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of Company Common
Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of New Media-Delaware Common Stock into which such shares of the Company Common Stock are converted as provided herein.

The registered owner on the books and records of the Company of any outstanding stock certificates evidencing shares of Company Common Stock shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to New Media-Delaware or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any

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dividend and other distributions upon, the shares of New Media-Delaware Common
Stock evidenced by such outstanding certificates as above provided.

8) EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Time,
New Media-Delaware shall deliver to each holder of Company Common Stock appropriate transmittal forms by which holders of certificates representing
Company Common Stock may exchange such certificates for certificates representing a like number of shares of New Media-Delaware Common Stock.

9) FURTHER ASSURANCES. From time to time, as and when required by the Surviving
Corporation or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Merger Agreement.

The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of the Company, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

9) CONDITION. The consummation of the Merger is subject to the approval of this
Merger Agreement and the Merger contemplated hereby by the holders of a majority of the outstanding shares of the Company Common Stock prior to or at the
Effective Time.

10) ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of the
Company or New Media-Delaware, notwithstanding approval of this Merger Agreement by the Board of Directors and shareholders of the Company and the Board of
Directors of New Media-Delaware.

11) AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the
Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of the Company; provided, however, that any amendment made subsequent to the adoption of this Agreement by the shareholders of the Company or the sole holder of shares of New Media-Delaware Common Stock shall not: (i)
alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of the Company; (ii) alter or change any of the terms of the
Certificate of Incorporation of the Surviving Corporation to be effected by the
Merger; or (iii) alter or change any of the terms or conditions of this Merger
Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of the Company.

12) APPOINTMENT OF SECRETARY OF STATE OF VIRGINIA AS AGENT FOR SERVICE OF
PROCESS.

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Upon the Effective Date, New Media-Delaware:

(a) Appoints the Secretary of State of the Commonwealth of Virginia as its agent for service of process in a proceeding to enforce any obligation or the rights of shareholders of the Company; and

(b) Agrees that it will promptly pay to the shareholders of the Company who dissent to the Merger and pursue appraisal rights the amount, if any, to which they are entitled under the Virginia Stock Corporation Act

13) TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

14) GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within the State of
Delaware, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the Commonwealth of Virginia would apply in matters relating to the internal affairs of the Company and the Merger.

15) COUNTERPARTS. In order to facilitate the filing and recording of this Merger
Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized as of the date first written above.

                               NEW MEDIA LOTTERY SERVICES, INC.
                                a Virginia corporation

                                By:      /s/ John T. Carson
                                   ---------------------------------------------
                                         President

                                NEW MEDIA LOTTERY SERVICES, INC.
                                a Delaware corporation

                                By:      /s/ Randolph H. Brownell, III
                                   ---------------------------------------------
                                         President and Chief Executive Officer

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